UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ZELTIQ Aesthetics, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders

June 19, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of ZELTIQ Aesthetics, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 19, 2013, at 11:00 a.m., local time, at the Four Points by Sheraton, 5115 Hopyard Road, Pleasanton, CA 94588, for the following purposes:

1.	To elect the ZELTIQ Aesthetics Board of Directors’ two nominees as directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ZELTIQ Aesthetics for the fiscal year ending December 31, 2013.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON JUNE 19, 2013.

This proxy statement and the 2012 Annual Report are available at

http://www.proxyvote.com

The Board of Directors recommends that you vote FOR Proposals 1 and 2 identified above.

The record date for the Annual Meeting was April 24, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

April 29, 2013

By Order of the Board of Directors.

Sergio Garcia
Senior Vice President, General Counsel and Corporate Secretary

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

PROXY STATEMENT

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, California 94588

The 2012 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about May 14, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors (the “Board”) is soliciting your proxy to vote at our 2013 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 24, 2013, the record date for the annual meeting, and are therefore entitled to vote at the meeting. We intend to send this proxy statement, along with a proxy card or a voting instruction card, to stockholders on or about May 14, 2013. We have made these materials available to you on the internet, and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

When and where will the annual meeting be held?

The annual meeting will be held at 11:00 a.m. Pacific Time on Wednesday, June 19, 2013, at the Four Points by Sheraton located at 5115 Hopyard Road, Pleasanton, CA 94588. You can obtain directions to the Four Points by Sheraton on the hotel’s web site at http://www.starwoodhotels.com/fourpoints/property/overview/index.html?propertyID=712.

Who is soliciting my proxy?

Our Board is soliciting your proxy to vote on all matters scheduled to come before the 2013 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the telephone or internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what matters will I be voting? How does the Board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees, to ratify the appointment of our independent registered public accounting firm, and to consider any other matter that properly comes before the meeting.

Our Board unanimously recommends that you vote:

•	FOR our director nominees; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By voting via the telephone or internet or signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on the record date.

1.

How many shares are eligible to be voted?

As of the record date, we had 35,997,947 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Under Delaware law and our bylaws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, votes of stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 24, 2013, will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on April 24, 2013, your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 24, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,”

2.

but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both of our two nominees for director, and “For” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ZELTIQ Aesthetics for its fiscal year ending December 31, 2013. If any other matter is properly presented at the annual meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

You may vote using any of the following methods:

•	Proxy card or voting instruction card: Be sure to complete, sign and date the card and return it in the prepaid envelope.

•

Telephone or Internet: Stockholders of record may use the internet or telephone to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 18, 2013. Vote by internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please have your proxy materials available and follow the instructions provided therein. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting: All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Only the latest dated proxy received from you, whether by internet, telephone or mail, will be voted at the annual meeting. If you vote by internet or telephone, please do not mail your proxy card. You may also vote in person at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials containing voting instructions from that organization rather than from ZELTIQ Aesthetics. Simply complete and mail the voting instruction form or

3.

follow the voting instructions in the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

Our directors are elected by a plurality of shares voted. Under our bylaws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote thereon, except as otherwise provided by statute, our certificate of incorporation or our bylaws.

Election of Directors. The election of directors will be decided by plurality vote, that is, the two nominees receiving the highest number of affirmative votes will be elected to the Board.

Ratification of PricewaterhouseCoopers LLP. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal.

Abstentions will be treated as present for purposes of determining a quorum, but abstentions will have no effect on the election of directors, and will have the effect of a vote against the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. Broker non-votes will have no effect on the election of directors, as they are not considered shares entitled to vote on such matters. A broker non-vote will have the effect of a vote against the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, as it will be treated as an abstention.

Can I revoke or change my vote after I deliver my proxy?

Stockholder of Record; Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again over the internet or by telephone.

•	You may send a timely written notice that you are revoking your proxy to ZELTIQ Aesthetics’ Secretary at 4698 Willow Road, Suite 100, Pleasanton, CA 94588.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

4.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have retained Broadridge Financial Solutions, Inc. for an estimated fee of $6,054, plus reimbursement of certain out-of-pocket expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in their discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

When are stockholder proposals due for next year’s annual meeting?

If you would like us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, ZELTIQ Aesthetics, Inc., 4698 Willow Road, Suite 100, Pleasanton, CA 94588 by January 14, 2014; provided, however , that if our 2014 annual meeting of stockholders is held before May 20, 2014, or after July 19, 2014, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2014 annual meeting of stockholders. If you would like to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary not earlier than the close of business on the February 19, 2014, nor later than the close of business on March 23, 2014. However, in the event that the date of our 2014 annual meeting is before May 20, 2014, or after August 28, 2014, you must submit it not earlier than the close of business on the one the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us, in accordance with the specific procedural requirements in our bylaws. If you would like a copy of these procedures, please contact our corporate secretary, or access our bylaws on our web site at www.coolsculpting.com under Investor Relations – Governance. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the annual meeting.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: http://www.proxyvote.com.

5.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Information

As of the date hereof, our Board comprises six directors.

The following sets forth information, as of March 31, 2013, regarding current members of the Board, including our Board’s two director nominees for election at the annual meeting, related to his or her business experience and service on other boards of directors. At the annual meeting, the stockholders will vote on the election of two Class II directors to serve for a three-year term until the annual meeting of stockholders in 2016 and until their successor is elected and qualified. Upon the recommendation of our nominating and corporate governance committee, our Board has nominated Andrew N. Schiff, M.D. and Bryan E. Roberts, Ph.D. for reelection to the Board as Class II directors. Both Drs. Schiff and Roberts were elected to serve on the Board upon the closing of their affiliated firms’ initial equity investment in ZELTIQ Aesthetics. Dr. Schiff was elected as the representative of Aisling Capital, and Dr. Roberts was elected as the representative of Venrock. The nominees have indicated that each is willing and able to serve as a director. The proxies being solicited will be voted for no more than two nominees at the annual meeting. Under our bylaws, the Class II directors will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

In addition, below is a discussion of the qualifications, attributes and skills that led the Board to the conclusion that each of these individuals should be nominated to serve as a director. We believe that the current Board consists of individuals with strong backgrounds in executive leadership and management, accounting and finance, and industry knowledge.

Name	Age	Classification	Current Term Expires
Employee Director:
Mark J. Foley	47	Class III	2014

Non-Employee Directors:
Jean M. George	55	Class I	2015
Mary Fisher	51	Class I	2015
Kevin C. O’Boyle	57	Class III	2014

Non-Employee Directors and Nominees:
Andrew N. Schiff, M.D.	47	Class II	2013
Bryan E. Roberts, Ph.D.	46	Class II	2013

Director Nominees

Bryan E. Roberts, Ph.D. has served on our Board since 2005. Dr. Roberts joined Venrock, a venture capital investment firm, in 1997, where he serves as Partner. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts is currently Chairman of the Board at Ironwood Pharmaceuticals, a publicly traded pharmaceutical company that discovers, develops, and intends to commercialize innovative human medicines, and also serves on the board of directors of several private companies. He previously served on the board of directors of athenahealth, Inc., XenoPort, Inc., and Sirna Therapeutics, Inc. He received a B.A. from Dartmouth College and a Ph.D. in chemistry and chemical biology from Harvard University. Dr. Roberts brings to our Board substantial experience in the life sciences industry, having served on the board of directors of several private and public companies. Dr. Roberts’ experience with facilitating the growth of healthcare and biotechnology companies, together with his historical perspective on our company, make him qualified to serve on our Board and to serve as a Chairman of our nominating and corporate governance committee as we continue to gain experience as a public company.

6.

Andrew N. Schiff, M.D. has served on our Board since July 2010. Dr. Schiff joined Aisling Capital in September of 1999 and has served as a Managing Partner since 2002. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine at The New York Presbyterian Hospital where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff currently serves as a director of ARMGO Pharma, Inc., Dynova Laboratories, Inc., Planet Technologies, Inc., and ColoreScience, Inc. Previously, he served as a director of Adams Respiratory Therapeutics, Inc., ArgiNOx Pharmaceuticals, Inc., Barrier Therapeutics, Inc., Bioenvision, Inc., Cempra Pharmaceuticals, Inc., CardioKine, Inc., Myogen, Inc., and Sirion Therapeutics, Inc. Dr. Schiff received his M.D. from Cornell University Medical College, his M.B.A. from Columbia University, and his B.S. with honors in Neuroscience from Brown University. We believe Dr. Schiff’s medical background, venture experience, and myriad of directorships make him qualified to serve on our Board and to serve as a Chairman of our compensation committee.

Directors Whose Terms Extend Beyond the 2013 Annual Meeting

Mark J. Foley has served on our Board since 2009 and previously served as our Executive Chairman of the Board of Directors from July 2009 to May 2010. In this role, Mr. Foley had close interaction with all of the different functional areas and participated in decisions regarding the strategic direction of ZELTIQ. Mr. Foley currently serves as a Managing Director of RWI Ventures. While at RWI Ventures, he has led investments in and served on the boards of companies such as BaroSense, Sonitus, and Voyage Medical. Additionally, Mr. Foley serves as Executive Chairman for Onpharma. Prior to joining RWI Ventures in May 2004, Mr. Foley spent 17 years in senior operating roles in both large and start-up medical device companies, most recently founding and serving as Chief Executive Officer of Ventrica, Inc., which was acquired by Medtronic in 2004. Before Ventrica, Inc., Mr. Foley worked for several leading medical device companies, including Perclose (acquired by Abbott), Guidant, DVI (acquired by Eli Lilly), and U.S. Surgical (acquired by Tyco). Mr. Foley received his B.A. from the University of Notre Dame. We believe Mr. Foley is qualified to serve on our Board, because as our President and Chief Executive Officer, he has deep knowledge and understanding of our company and the business. He is also qualified because of his previous medical device experience as a senior executive and his directorships on various boards.

Jean M. George has served on our Board since 2005. Ms. George is a General Partner at Advanced Technology Ventures. She joined the firm in 2002 and serves as the firm’s East Coast lead partner for healthcare investments. She brings more than 20 years of biopharmaceutical industry experience to the Board, including service at Genzyme Corporation from 1988 to 1998. At Genzyme, Ms. George held a variety of operational roles in marketing, product development, and business development, including Vice President of Global Sales and Marketing. She also worked as a Vice President and Founder of Genzyme’s Tissue Repair Division. In 1998, Ms. George joined the venture capital community and was appointed to lead BancBoston Ventures’ life sciences investments. She is currently a Director of Acceleron Pharmaceuticals, Calithera Biosciences, Hydra Biosciences, and Portola Pharmaceuticals. Ms. George was a Director of Hypnion, Inc. and Proteolix, Inc. She was named a member of the Scientific Advisory Board for the Massachusetts Life Sciences Center. She holds an M.B.A. from Simmons College Graduate School of Management and a B.S. from the University of Maine. We believe Ms. George is qualified to serve on our Board based on her executive experience in the life sciences and therapeutic device industries.

Kevin C. O’Boyle has served on our Board since July 2011. Mr. O’Boyle served as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. from December 2010 until June 2011 when it was acquired. Previously, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders, from January 2003 to December 2009 and the Executive Vice President of NuVasive from December 2004 to December 2009. Prior to that time, Mr. O’Boyle served as Chief Financial Officer and Chief Operating Officer during his six years with ChromaVision Medical Systems, Inc., a publicly traded medical device firm specializing in the oncology market. Also, Mr. O’Boyle held various positions during his six years with Albert Fisher North America, Inc., a publicly traded international food company, before it was sold in 1996, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle is currently a member of the board

7.

of directors of Tornier N.V., a global orthopedics company, Genmark Diagnostics, Inc., a molecular diagnostics company and Durata Therapeutics, a pharmaceutical company, all publically traded. Mr. O’Boyle received a B.S. in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our Board and to serve as a Chairman of our audit committee based on his executive experience in the medical device industry and his financial and accounting expertise.

Mary Fisher has served on our Board since September 2012. Ms. Fisher currently serves as Chief Executive Officer and Director at Colorescience. Prior to Colorescience, Ms. Fisher was Chief Executive Officer and a Director at SkinMedica from April 2008 to December 2012. Ms. Fisher brings more than 25 years of experience in the pharmaceutical and biotechnology industries including service as Chief Operating Officer of Acorda Therapeutics, a CNS company, with responsibility for corporate strategy and business development, financial planning, sales and marketing, and manufacturing. Previously, Ms. Fisher was Vice President, Strategic Healthcare and Commercial Operations for Cephalon, with responsibility for product planning and marketing, managed care sales, and manufacturing. Her earlier experience includes positions at Immunex and Boehringer Ingelheim. She is also a member of the board of directors of Neuroscience Nursing Foundation. We believe Ms. Fisher is qualified to serve on our Board based on her executive experience in the aesthetics medical device industry and her collective experience and expertise, as described above.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF BOTH ANDREW N. SCHIFF, M.D. AND BRYAN E. ROBERTS, PH.D. AS CLASS II DIRECTORS.

CORPORATE GOVERNANCE

Board Composition

As of the date of this proxy statement, our Board consists of six members, five of whom are independent within the meaning of our corporate governance guidelines, which comply with the NASDAQ Global Select Market director independence standards currently in effect. There are no family relationships among any of our directors and executive officers. Our Board comprises three classes: Class I; Class II; and Class III. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. Following our 2013 annual meeting of stockholders, our Board will continue to be divided into the same three classes set forth above.

At each annual meeting of stockholders, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of our Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the election of directors.

Board Leadership Structure

Our Bylaws provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our

8.

Board believes that oversight of our company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without a Chairman. Our Chief Executive Officer facilitates communications between members of our Board and works with management in the preparation of the agenda for each Board meeting. All of our directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our Board’s role in risk oversight includes receiving reports from members of management regarding material risks faced by us and applicable mitigation strategies and activities, at least on a quarterly basis. The reports cover the critical areas of operations, sales and marketing, technology, and legal and financial affairs. Our Board and its committees consider these reports, discuss matters with management and identify and evaluate strategic or operational risks, and determine appropriate initiatives to address those risks.

Board and Committee Meeting Attendance

Our Board held 42 meetings during 2012. During 2012, each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by each committee of the Board on which he or she served. Directors are invited but not required to attend annual meetings of our stockholders. Directors Mark J. Foley, Jean M. George, Bryan E. Roberts and Andrew N. Schiff all attended the annual meeting in 2012.

Board Committees

Our Board has established the following committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our Board. Our Board has adopted an audit committee charter, a compensation committee charter, and a nominating and corporate governance committee charter, copies of which are available on our website at www.coolsculpting.com . The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website. Our Board has determined that each member of each committee meets the applicable NASDAQ and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

The following table provides membership information and meeting information for 2012 for each of the Audit, Compensation and Nominating and Corporate Governance Committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Mary Fisher	X	(1)	X	(2)
Jean M. George	X	(1)	X		X	(3)
Kevin C. O’Boyle	X		X	(2)	X	(3)
Bryan E. Roberts, Ph.D.					X
Andrew N. Schiff, M.D.	X		X		X	(3)
Robert B. Stockman	X	(1)			X	(3)
Total meetings in year 2012	12		14		5

9.

(1)	Mr. Stockman left our Board on May 2, 2012. Ms. George served on the committee from January 2012 to May 2012. Following the departure of Mr. Stockman from the Board and Ms. George from the audit committee, there were two members until Ms. Fisher joined our Board and audit committee on September 14, 2012.
(2)	On September 14, 2012, Ms. Fisher was appointed to the compensation committee replacing Mr. O’Boyle.
(3)	On September 14, 2012, Mr. O’Boyle was appointed to the nominating and corporate governance committee replacing Dr. Schiff. Upon Mr. Stockman’s resignation, Ms. George was appointed to the committee replacing Mr. Stockman.

Audit Committee. Both our independent registered public accounting firm and management periodically meet separately with our audit committee. Our Board has determined that all of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. O’Boyle is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. A summary of the current composition and functions of the audit committee is as follows:

Audit Committee Members	Primary Functions of the Committee

Kevin C. O’Boyle, Chairman Andrew N. Schiff, M.D. Mary Fisher

•    engaging our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•    monitoring the objectivity and independence of our independent registered public accounting firm and the individuals assigned to the engagement team as required by law;

•    reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;

•    reviewing with our independent registered public accounting firm and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy, and effectiveness of our internal controls and disclosure controls and procedures;

•    establishing procedures for the receipt, retention, and treatment of complaints received by us regarding internal controls, accounting, or auditing matters;

•    establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls, or accounting matters; and

•    reviewing and, if appropriate, approving proposed related party transactions.

Compensation Committee. Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash awards, and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are

10.

reasonably likely to have a material adverse effect on our company. The compensation committee report is included in this proxy statement under the caption “Compensation Committee Report.” A summary of the current composition and functions of the compensation committee is as follows:

Compensation Committee Members	Primary Functions of the Committee

Andrew N. Schiff, M.D., Chairman Jean M. George Mary Fisher

•   determining the compensation and other terms of employment of our executive officers and senior management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•   recommending to our Board the type and amount of compensation to be paid or awarded to our Chief Executive Officer;

•   recommending to our Board the type and amount of compensation to be paid or awarded to members of our Board;

•   evaluating and recommending to our Board the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•   administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans; and

•   establishing policies with respect to equity compensation arrangements.

•   reviewing and approving the terms of employment agreements, severance arrangements, change in control protections, and any other compensatory arrangements for our executive officers and senior management

Delegation of Authority

The primary function and scope of authority of the compensation committee are identified above. To the extent permitted by law or regulation, the compensation committee may delegate authority to one or more members of the Board or to one or more of our executives, and may form and delegate authority to one or more subcommittees and to one or more committees of our executives, except that the Committee may not delegate authority to approve compensation for the CEO or its other Section 16 officers to any person or committee (other than to a subcommittee consisting exclusively of at least three members of the Committee). Any such subcommittee or officer shall regularly report to the Committee on any actions taken pursuant to such delegated authority.

Role of Compensation Consultant

The compensation committee has the sole authority to directly engage third party compensation consulting firms, to support the committee’s efforts to perform its responsibility to determine executive and director compensation and to administrate the related programs. To fulfill its obligations, the committee periodically seeks advice from Compensia, Inc. (“Compensia”) to request current market data to evaluate its compensation programs and to receive knowledgeable recommendations. The committee has worked with Compensia since July 2011 and determined that Compensia is an independent advisor and there are no conflicts of interests between the company, its directors, executive officers and Compensia, in adherence to Section 10C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensia’s role as the company’s independent consulting firm is to assist the committee in determining executive officer and director compensation by:

•	providing a comprehensive review and evaluation of our current compensation programs and recommending adjustments;

11.

•	providing a current market data on compensation trends to assist with the design our compensation plan including equity ownership; and

•	evaluating the peer group to determine if adjustments should be made;

In 2012, other than its role as compensation consultant to the committee, Compensia performed no other work for ZELTIQ.

Non-Employee Director Compensation

The compensation committee relies heavily on the market data of that of our peer group (identified in the section entitled “Compensation Discussion and Analysis”), the expertise and experience of our members, director qualifications, and Compensia’s market observation to determine the total compensation of our non-employee directors. Our non-employee director compensation consists of a quarterly retainer and long-term equity.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is responsible for identifying individuals qualified to become Board members (consistent with criteria approved by the Board), recommend director candidates to the Board and its committees, develop and recommend corporate governance guidelines to the Board, and perform a leadership role in shaping the company’s corporate governance. A summary of the current composition and functions of the nominating and corporate governance committee is as follows:

Nominating and Corporate Governance Committee Members	Primary Functions of the Committee

Bryan E. Roberts, Ph.D., Chairman Jean M. George Kevin O’Boyle

•   develop and recommend to the Board criteria for identifying, evaluating and recommending candidates for the Board;

•   identify and recruit candidates for the Board, including the review of a candidate’s qualifications and compliance with independence and any other legal requirements for Board or committee service;

•   establish a procedure for and consider any nominations of director candidates validly made by our stockholders in accordance with our bylaws and corporate governance guidelines;

•   recommend to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships, which will include assessing the contributions and independence of individual incumbent directors;

•   make recommendations to the Board concerning the structure, composition and functioning of the Board and its committees, including the reporting channels through which the Board receives information and the quality and timeliness of the information;

•   develop and recommend to the Board corporate governance guidelines applicable to ZELTIQ and annually review and recommend changes, as necessary or appropriate;

•   oversee the annual evaluation of the Board’s effectiveness and performance, and periodically conduct an individual evaluation of each director; and

•   annually evaluate the performance of the committee and the adequacy of the committee’s charter.

12.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Ms. Fisher, Ms. George and Dr. Schiff. Mr. O’Boyle also served as a member of the compensation committee during 2012. No member of our compensation committee during 2012 was at any time during 2012 one of our officers or employees, or was formerly an officer or employee. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or compensation committee.

Code of Business Conduct

We have adopted a code of business conduct that applies to all of our officers, directors, and employees. We have posted a copy of our code of business conduct, and intend to post amendments to this code, or any waivers of its requirements, on our website at www.coolsculpting.com, as permitted under SEC rules and regulations. The reference to our web address does not constitute incorporation by reference of the information contained at or available through this site.

Board and Committee Independence

Our Board has undertaken a review of the composition of our Board and each of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Ms. George, Ms. Fisher, Mr. O’Boyle, Dr. Roberts, and Dr. Schiff, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Global Select Market. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Foley, our Chief Executive Officer and President, is not an independent director as a result of his employment with us. In addition, our Board had determined that both Gordon E. Nye, our former Chief Executive Officer, and Robert Stockman, a former director, were not independent.

Our Board has determined that all of the members of our audit committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that all of the members of our compensation committee and nominating and corporate governance committee are independent directors under the applicable rules and regulations of NASDAQ.

Consideration and Qualifications of Director Nominees

In evaluating nominees for membership on our Board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of ZELTIQ’s stockholders. In addition, the nominating and corporate governance committee also considers the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with ZELTIQ’s interests. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board does not have a formal policy with respect to diversity of nominees. Rather, our nominating and corporate governance committee

13.

considers board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. Our Board is responsible for selecting candidates for election as directors based on the recommendation of the nominating and corporate governance committee.

Our nominating and corporate governance committee regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders, and does not intend to treat candidates recommended by stockholders differently from other candidates. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, 4698 Willow Road, Suite 100, Pleasanton, CA 94588. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

Consideration for Re-Nomination of a Current Director

The nominating and corporate governance committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications and evaluating the needs of ZELTIQ, the nominating and corporate governance committee also considers the director’s past attendance at meetings, and participation in and the contributions to, the activities of the Board.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by writing to the director or directors at the following address: ZELTIQ Aesthetics, Inc., Attn: Corporate Secretary, 4698 Willow Road, Suite 100, Pleasanton, CA 94588. The name of the specific intended Board recipients should be noted in the communication, and the communication will be forwarded to the appropriate directors.

14.

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since its appointment in June 2006. Our audit committee and Board seek stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2013. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our audit committee will consider whether to retain PricewaterhouseCoopers LLP or hire another accounting firm to serve as ZELTIQ’s independent registered public accounting firm. Even if stockholders ratify the appointment, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of ZELTIQ and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of the Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote thereon.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by PricewaterhouseCoopers LLP in each of the last two fiscal years:

	2012	2011
Audit Fees(1)	$882,618	$1,225,664
Audit-Related Fees	—	—
Tax Fees(2)	159,304	—
All Other Fees	—	—

(1)	Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of ZELTIQ’s financial statements, review of ZELTIQ’s quarterly financial statements, review of our registration statements on Forms S-1, and audit services provided in connection with other regulatory filings.

(2)	Tax Fees consist of fees for professional services rendered during the fiscal year related to federal, state and international tax compliance and planning and tax advice.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent registered public accounting firm.

15.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by ZELTIQ’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

16.

AUDIT COMMITTEE REPORT(1)

The Audit Committee reviews ZELTIQ’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. ZELTIQ’s independent auditors are engaged to audit and report on the conformity of our financial statements to accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management the audited financial statements of ZELTIQ for the year ended December 31, 2012. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards No. 16 (“AS16”), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that ZELTIQ’s audited financial statements as of and for the year ended December 31, 2012, be included in ZELTIQ’s Annual Report on Form10-K for the fiscal year ended December 31, 2012, for filing with the United States Securities and Exchange Commission.

Audit Committee: Kevin C. O’Boyle, Chairman Mary Fisher Andrew Schiff

(1)	The preceding “Audit Committee Report” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ZELTIQ specifically incorporates it by reference into such filing.

17.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2013 by:

•	each person/entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and our nominees for election as a director;

•	each of our executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

The information in the table below regarding the beneficial owners of 5% or more of our common stock is based on our review of Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated.

Name and Address	Zeltiq Common Stock (#) Direct	Stock options exercisable within 60 days(1)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(2)
5% Holders:
Entities affiliated with Advanced Technology Ventures(3)	7,901,221	—	7,901,221	22.00%
Entities and managing members affiliated with Aisling Capital III, L.P.(4)	4,172,742	—	4,172,742	11.62%
Entities affiliated with Frazier Healthcare V, L.P.(5)	7,427,244	—	7,427,244	20.68%
Entities affiliated with Venrock Associates V, L.P.(6)	6,033,233	—	6,033,233	16.80%
FMR LLC(7)	2,698,100	—	2,698,100	7.51%

Directors:
Mark Foley(8)	128,351	314,189	442,540	1.23%
Jean M. George(9)	7,901,221	2,384	7,903,605	22.01%
Bryan E. Roberts, Ph.D.(10)	6,033,233	2,384	6,035,617	16.81%
Kevin C. O’Boyle	—	71,968	71,968	*
Andrew N. Schiff, M.D.(11)	4,172,742	2,384	4,175,126	11.63%
Mary Fisher	—	22,602	22,602	*

Other Named Executive Officers:
Patrick Williams	—	—	—	*
Kristine Tatsutani	1,079	79,875	80,954	*
Sergio Garcia	15,322	—	15,322	*
Carl Lamm	5,847	63,159	69,006	*
Gordie E. Nye	20,195	102,740	122,935	*
Joshua T. Brumm	—	—	—	*
Steven W. Atkinson	—	51,991	51,991	*
Richard Poinsett(12)	42,574	61,805	104,379	*
All executive officers and directors as a group (14 persons)	18,320,564	775,481	19,096,045	52.06%

*	Represents less than 1%

(1)	Represents shares of Common Stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after March 31, 2013.

18.

(2)	The percentage of shares beneficially owned is based on 35,907,015 shares of Common Stock outstanding as of March 31, 2013. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after March 31, 2013 are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2012, by Advanced Technology Ventures VII, L.P. on its own behalf and on behalf of its affiliates identified therein. Amount includes 7,416,358 shares held by Advanced Technology Ventures VII, L.P. (“Ventures”), 297,614 shares held by Advanced Technology Ventures VII, (B), L.P. (“Ventures B”), 143,051 shares held by Advanced Technology Ventures VII (C), L.P. (“Ventures C”) and 44,198 shares held by ATV Entrepreneurs VII, L.P. (“Entrepreneurs”, and collectively with Ventures, Ventures B and Ventures C, the “ATV Funds”). The shares directly held by the ATV Funds are indirectly held by ATV Associates VII, L.L.C. (“ATV Associates”) as general partner, and each of the individual managing directors of ATV Associates. The individual managing directors (collectively, the “Managers”) of ATV Associates are Michael A. Carusi, Jean George, Steven N. Baloff, Robert C. Hower and William C. Wiberg. ATV Associates and the Managers share voting and dispositive power over the shares directly held by the ATV Funds. The principal business address for the ATV entities, is 500 Boylston St., Ste. 1380, Boston, MA 02116.

(4)	Based on a Schedule 13D filed with the SEC on November 1, 2011, by Aisling Capital III, LP on its own behalf and on behalf of its affiliates identified therein. The shares directly held by Aisling Capital III, LP (“Aisling”) are indirectly held by Aisling Capital Partners III, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners III, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers share voting and dispositive power over the shares directly held by Aisling. The principal business address for Aisling and its managing members, is 888 Seventh Ave., 30th Floor, New York, NY 10106.

(5)	Based on a Schedule 13G filed with the SEC on February 7, 2012, by Frazier Healthcare V,L.P. on its own behalf and on behalf of its affiliates identified therein. The general partner of Frazier Healthcare, V, L.P. (“Frazier”) is a limited partnership, the general partnership of FHM V, L.L.C, which is a general partnership of FHM V, L.P., all may be deemed to beneficially own the securities. All collectively share power to vote or to direct the vote; however, only Frazier Healthcare V, L.P. has sole power to dispose or to direct the disposition of shares. The principal business address for the Frazier entities, is 601 Union St., Ste. 3200, Seattle, WA 98101.

(6)	Based on a Schedule 13D filed with the SEC on August 7, 2012, by Venrock Associates V, L.P. on its own behalf and on behalf of its affiliates identified therein. Amount includes 5,443,815 shares held by Venrock Associates V, L.P. (“VA5”), 127,923 shares held by Venrock Entrepreneurs Fund V, L.P. (“VEF5”) and 461,495 shares held by Venrock Partners V, L.P. (“VP5”, and collectively with VA5 and VEF5, the “Venrock Funds”). Venrock Management V, LLC (“VM5”), VEF Management V, LLC (“VEFM5”) and Venrock Partners Management V, LLC (“VPM5”) are the sole general partners of VA5, VEF5 and VP5, respectively. Brian D. Ascher, Michael C. Brooks, Anthony B. Evnin, Anders D. Hove, Bryan E. Roberts, and Michael F. Tyrrell are the members of each of VM5, VEFM5, and VPM5 and share voting and dispositive power over the shares held by VA5, VEF5 and VP5. Bryan Roberts, a member of each of VM5, VEFM5 and VPM5, is a member of our Board of Directors and may be deemed to beneficially own all shares held by VM5, VEFM5 and VPM5. The principal business address for the Venrock entities, is 3340 Hillview Ave., Palo Alto, CA 94304.

(7)

Based on a Schedule 13G filed with the SEC on February 13, 2013, by FMR LLC and Edward C. Johnson 3d. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company (“Fidelity”) have sole voting power over none of the shares and sole dispositive power over all of the shares. Fidelity, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of such shares as a result of acting as investment advisor to various investment companies registered

19.

under Section 8 of the Investment Company Act of 1940. Pursuant to the schedule, (i) members of the family of Edward C. Johnson 3d, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; (ii) the Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares and that, accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC; and (iii) neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The principal business address for FMR LLC, is 82 Devonshire St., Boston, MA 02109.

(8)	Mr. Foley is also a Named Executive Officer.

(9)	Consists of (i) 2,384 shares that Ms. George has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options, (ii) 7,416,358 shares held by Advanced Technology Ventures VII, L.P. (“Ventures”), 297,614 shares held by Advanced Technology Ventures VII, (B), L.P. (“Ventures B”), 143,051 shares held by Advanced Technology Ventures VII (C), L.P. (“Ventures C”) and 44,198 shares held by ATV Entrepreneurs VII, L.P. (“Entrepreneurs”, and collectively with Ventures, Ventures B and Ventures C, the “ATV Funds”). The shares directly held by the ATV Funds are indirectly held by ATV Associates VII, L.L.C. (“ATV Associates”) as general partner, and each of the individual managing directors of ATV Associates. The individual managing directors (collectively, the “Managers”) of ATV Associates are Michael A. Carusi, Jean George, Steven N. Baloff, Robert C. Hower and William C. Wiberg. ATV Associates and the Managers share voting and dispositive power over the shares directly held by the ATV Funds. Ms. George, a member of our Board of Directors, is a general partner at Advance Technology Ventures as such she has indirect ownership of Advance Technology Ventures common stock holdings in the Company. Ms. George disclaims any beneficial ownership of these shares held by the ATV Funds except to the extent of any pecuniary interest therein.

(10)	Consists of (i) 2,384 shares that Dr. Roberts has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options (ii) 5,443,815 shares held by Venrock Associates V, L.P. (“VA5”), 127,923 shares held by Venrock Entrepreneurs Fund V, L.P. (“VEF5”) and 461,495 shares held by Venrock Partners V, L.P. (“VP5”, and collectively with VA5 and VEF5, the “Venrock Funds”). No individual person or entity has the unilateral ability to cause or block the voting or disposition of any Venrock-associated entity described in this footnote. Venrock Management V, LLC (“VM5”), VEF Management V, LLC (“VEFM5”) and Venrock Partners Management V, LLC (“VPM5”) are the sole general partners of VA5, VEF5 and VP5, respectively. Brian D. Ascher, Michael C. Brooks, Anthony B. Evnin, Anders D. Hove, Bryan E. Roberts, and Michael F. Tyrrell are the members of each of VM5, VEFM5, and VPM5 and share voting and dispositive power over the shares held by VA5, VEF5 and VP5. Bryan Roberts, a member of each of VM5, VEFM5 and VPM5, is a member of our Board of Directors and may be deemed to beneficially own all shares held by VM5, VEFM5 and VPM5.

(11)	Consists of (i) 2,384 shares that Dr. Schiff has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options (ii) 4,172,742 the shares are directly held by Aisling Capital III, LP (“Aisling”) and indirectly held by Aisling Capital Partners III, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners III, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers share voting and dispositive power over the shares directly held by Aisling.

(12)	Consists of (i) 41,870 shares that Mr. Poinsett has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options (ii) 19,935 shares that his wife, Mrs. Poinsett has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.

20.

Equity Compensation Plans

Equity Compensation Plan Information as of December 31, 2012

The following table sets forth certain information as of December 31, 2012, concerning securities authorized for issuance under all ZELTIQ equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and rights		Weighted-Average Exercise Price of Outstanding Options and rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders (1)	5,285,784	(2)	$4.96	(3)	1,440,491	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	5,285,784		$4.96		1,440,491

(1)	Includes our 2005 Stock Incentive Plan, 2011 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2012 Stock Plan and the Employee Stock Purchase Plan.

(2)	Represents 4,128,334 shares subject to outstanding options, 1,157,450 shares subject to outstanding restricted stock. Excludes securities that may be issued under our Employee Stock Purchase Plan.

(3)	Excludes outstanding restricted stock which do not have an exercise price.

(4)	Represents, as of December 31, 2012, 1,103,836 shares of our common stock reserved for future issuance under our equity compensation plans and, 336,655 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

21.

DIRECTOR COMPENSATION

From January 1, 2012, to September 13, 2012, each of our non-employee directors received compensation as follows pursuant to their participation levels as a Board and Committee Member:

•	each non-employee director received an annual cash fee of $30,000 payable for the director’s service during the year;

•	each non-employee director who served for at least six months on the Board of Directors received an annual grant of options to purchase 9,536 shares;

•

the Chairman of the audit committee received an additional annual fee of $14,000 for the Chairman’s service during the year and each audit committee member received $6,000 for their service during the year;

•

the Chairman of the compensation committee received an additional annual fee of $10,000 for the Chairman’s service during the year and each compensation committee member received $4,500 for their service during the year; and

•

the Chairman of the nominating and corporate governance committee received an additional annual fee of $6,000 for the Chairman’s service during the year and each nominating and corporate governance committee member received $3,000 for their service during the year.

Annual option grants to directors have an exercise price per share determined at the fair market value on the date of grant and vest 25% after the first anniversary of the grant and in equal monthly installments over the subsequent 36-month period subject to acceleration upon a change in control. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

Revised non-employee director compensation policy. Based upon the recommendations of the compensation committee, in September 2012, the Board approved the continuation of cash compensation for the directors and approved the revision to the equity compensation arrangements for outside directors as follows:

•

initial grants—on the date of a non-employee director’s initial election to the Board, the non-employee director will automatically, and without further action by the Board, be granted a stock option to purchase such number of shares of ZELTIQ common stock as shall equal 30,000 multiplied by the ratio obtained by dividing (a) the number of days since the last annual meeting of stockholders by (b) 365. Such option will vest monthly over such number of months as shall equal twelve multiplied by the above ratio, provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the non-employee director’s continuous service to ZELTIQ; and

•

annual grants—on the date of each ZELTIQ annual meeting of stockholders, each non-employee director will automatically, and without further action by the Board, be granted a stock option to purchase 30,000 shares of ZELTIQ common stock, which shall vest monthly over one year, provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the non-employee director’s continuous service to ZELTIQ.

All of our directors are eligible to participate in our 2011 Equity Incentive Plan, and our employee directors are eligible to participate in our 2011 Employee Stock Purchase Plan.

22.

2012 Non-Employee Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2012:

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)(3)	Option Awards ($)(1)(2)	Total ($)
Jean M. George	38,533	25,426	63,959
Bryan E. Roberts, Ph.D	36,000	25,426	61,426
Kevin C. O’Boyle	47,918	182,556	230,474
Andrew N. Schiff, M.D.	52,564	25,426	77,990
Mary Fisher(3)	11,886	71,029	82,915
Robert B. Stockman(4)	13,217	—	13,217

(1)	Amounts reflect the aggregate grant date fair value determined, as required, under Financial Accounting Standards Board Topic 718, “Stock Compensation.” For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our equity instruments, refer to Note 10, “Stock Based Compensation Plans,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the instrument.

(2)	Aggregate number of shares subject to options outstanding at December 31, 2012, was:

Options
Jean M. George	9,536
Bryan E. Roberts, Ph.D	9,536
Kevin C. O’Boyle	100,407
Andrew N. Schiff, M.D.	9,536
Mary Fisher	22,602
Robert B. Stockman	—

(3)	Ms. Fisher was appointed to our Board September 14, 2012. Her fees earned are prorated to reflect a partial year of service.

(4)	Mr. Stockman resigned from our Board on May 2, 2012.

Effective August 23, 2012, Mr. Foley was appointed the company’s President and Chief Executive Officer. For details about all compensation received by Mr. Foley during 2012, including fees earned prior to August 2012 for his service on the Board, please see the Summary Compensation Table in this document.

23.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by and serve at the discretion of the board of directors. There are no family relationships among our directors and officers. The following table provides information regarding our executive officers, including their ages and positions, as of April 24, 2013:

Name	Age	Position
Mark J. Foley	47	Chief Executive Officer, President, and Director
Patrick F. Williams	40	Chief Financial Officer and Senior Vice President
Sergio Garcia	51	Senior Vice President, General Counsel and Corporate Secretary
Kristine N. Tatsutani, Ph.D.	45	Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality
Keith Sullivan	55	Senior Vice President of Worldwide Sales
Len DeBenedictis	72	Chief Technology Officer
Carl Lamm	51	Vice President of Operations

Further information with respect to Mark J. Foley is provided above under “Director Information.”

Patrick F. Williams has served as Chief Financial Officer and Senior Vice President since November 2012. Mr. Williams has nearly 20 years of financial management experience. From June 2007 to November 2012 he worked at NuVasive, a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine, most recently as Vice President of Strategy and Investor relations and previously as Vice President of Finance and Investor Relations. In his most recent position, he worked directly with the company’s Chief Executive Officer and senior management to develop the company’s long-term growth and operational strategy while ensuring alignment across the organization. In his previous role, Mr. Williams was responsible for the day-to-day operations of the finance department including developing the worldwide budget and forecast, identifying profitability improvements, and predicting necessary infrastructure changes to support top-line growth and operating margins. He has had responsibility for managing all aspects of NuVasive’s investor relations efforts as well as significant government affairs duties. Prior to NuVasive, Mr. Williams served as Director of Financial Planning and Analysis at Callaway Golf, where he managed the day-to-day operations of the finance department including budgeting and forecasting, companywide operational analysis and financial reporting. Prior to Callaway, he held senior finance positions at Kyocera Wireless. Mr. Williams holds an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from University of California, San Diego.

Sergio Garcia has served as Senior Vice President, General Counsel and Corporate Secretary since April 2012. With more than two decades of legal and compliance experience, Mr. Garcia brings a wealth of expertise and knowledge to ZELTIQ. Before joining ZELTIQ, Mr. Garcia was a partner at the law firm Reed Smith LLP from July 2008 to February 2012 and at Fenwick & West LLP October 2005 to July 2008 where he advised clients on corporate, transactional, and regulatory compliance matters including corporate governance, strategic transactions, mergers and acquisitions, public disclosure issues, and SEC reporting and compliance. Prior to that, Mr. Garcia played a key role as Vice President, Legal and General Counsel at PDL BioPharma Inc., where he served as Vice President, General Counsel and Secretary. Mr. Garcia received his Bachelors of Arts degree from Stanford University and his J.D. law degree from the University of California, Berkeley, School of Law.

Kristine N. Tatsutani Ph.D. has served as Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality since October 2012. Dr. Tatsutani served as Chief Technology Officer and Vice President of Enhanced Clinical Outcomes from May 2011 to October 2012. Dr. Tatsutani has 17 years of experience in the field of medical research and medical devices specifically focused in cryogenic applications in oncology, interventional cardiology, electrophysiology, and aesthetic medicine. Prior to joining ZELTIQ,

24.

Dr. Tatsutani served as Vice President, Clinical and Scientific Development at MyoScience, Inc., a company developing a cryogenic technology for another aesthetic application, from June 2008 to May 2011, where she was responsible for the strategic planning and implementation of clinical and preclinical research programs to support development of novel therapies and to establish clinical evidence for the company’s products. Before that, Dr. Tatsutani held scientific and clinical leadership positions at Boston Scientific, a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, from March 2005 to May 2008, where she was responsible for identifying new therapeutic indications for the company’s technology platforms and guiding the development of novel technologies. and at CryoVascular Systems, Inc. from September 1998 to March 2005. Dr. Tatsutani earned her Ph.D. in Mechanical Engineering, specializing in cryobiology, as well as her Master of Science and Bachelor of Science in Mechanical Engineering at the University of California, Berkeley. She has multiple patents and scientific publications in the field of cryobiology and cryogenic medicine.

Keith Sullivan has served as Senior Vice President of Worldwide Sales since October 2012. Mr. Sullivan has more than 30 years of sales experience in the medical device industry. Most recently, Mr. Sullivan served as Senior Vice President of Commercial Operations of Medicis Technology, a division of Medicis Pharmaceuticals, Inc., a specialty pharmaceutical company focusing primarily on products for the treatment of dermatological and aesthetic conditions, from February 2010 to November 1, 2011. While at Medicis, Mr. Sullivan was responsible for developing and implementing the global sales and marketing strategy for Liposonix, a High Intensity Focused Ultrasound (HIFU) device that subcutaneously treats unwanted fat. Mr. Sullivan later led the Medicis divestiture team, orchestrating the sale of Liposonix to Solta in November 2011. Prior to Medicis, Mr. Sullivan served as VP of Global Sales and Channel Marketing of Reliant Technologies, a medical aesthetic laser company that pioneered the fractional technology in a product known as Fraxel, where he was one of five officers responsible for all strategic decisions for Reliant and helped to develop the company’s recurring revenue model. Earlier in his career, Mr. Sullivan held sales positions of increasing responsibility at companies such as Medtronic, Vision Quest Laser, Coherent Medical and American V. Mueller, a division of American Hospital Supply. Mr. Sullivan has a Bachelor of Business Administration from the College of William and Mary.

Len DeBenedictis has served as Chief Technology Officer since October 2012. Mr. DeBenedictis has over 35 years of experience as a high technology pioneer, inventor and senior executive in the medical device and aesthetics industries. Most recently, Mr. DeBenedictis served as Chief Technical Officer at Cutera, Inc, a leading provider of laser and other light-based aesthetic systems, from January 2011 through October 2012, where he led the R&D efforts. Previously, Mr. DeBenedictis served as Chief Technology Officer and Board Member of Solta Medical, a global provider of aesthetic treatments, from December 2007 to September 2010, where he was responsible for R&D. Prior to the merger of Thermage and Reliant Technologies to form Solta Medical, Mr. DeBenedictis served as Co-Founder and Board Member of Reliant Technologies, from December 2000 to December 2007, where he conceived, developed and named the Fraxel Brand skin resurfacing products. Earlier in his career, Mr. DeBenedictis served in various executive and scientific roles at Coherent Medical Group, Coherent Laser Group, Spectra Physics Construction Systems, Atlantic Richfield Development, Xerox Electro-optical Systems and Korad Lasers, the first commercial laser company. Mr. DeBenedictis is an internationally respected inventor with over 30 issued US patents.

Carl Lamm has served as Vice President of Operations since November 2012 and previously served as Vice President of Manufacturing & Supply Chain from July 2011 to November 2012 and as Senior Director of Supply Chain from April 2008 to July 2011. Prior to joining ZELTIQ, Mr. Lamm served as Manufacturing Manager at Thoratech Corporation, as Operations Manager at Varian Inc. and Director of Logistics and Materials at Orthopedic Technology Inc. With over 25 years of Operations experience in Class II and III Medical Device and High Technology companies managing operations, supply chain and manufacturing functions, Mr. Lamm is now responsible for establishing a flexible, scalable, cost effective and quality driven operations organization. Mr. Lamm holds a B.A. in Economics from the University of Washington and an M.B.A from Saint Mary’s College.

25.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for each person serving as our chief executive officer and our chief financial officer during 2012, and five other most highly compensated executive officers, including two former executive officers who were serving as such during the 2012 calendar year.

Our named executive officers for fiscal year 2012 were:

Name	Position
Mark J. Foley	Chief Executive Officer, President, and Director
Patrick F. Williams	Chief Financial Officer and Senior Vice President
Sergio Garcia	Senior Vice President, General Counsel and Corporate Secretary
Kristine N. Tatsutani, Ph.D.	Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality
Carl Lamm	Vice President of Operations
Gordon E. Nye	Former President and Chief Executive Officer
Joshua T. Brumm	Former Senior Vice President and Chief Financial Officer
Steve W. Atkinson	Former Senior Vice President of International
Richard Poinsett	Former Senior Vice President of Operations and Research and Development

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this proxy statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2012 as well as prior years.

Effective August 23, 2012, Mark J. Foley was named as our President and Chief Executive Officer. Previously Mr. Foley served as our Interim President and Chief Executive Officer upon Mr. Nye’s resignation in April 2012. Effective November 19, 2012, Patrick Williams was named as our Chief Financial Officer and Senior Vice President replacing Joshua T. Brumm, who resigned from ZELTIQ in August 2012.

Compensation Philosophy and Objectives

The compensation committee of the board of directors designs our compensation and benefits programs to attract, retain, and incentivize talented and qualified executives who share our commitment to our vision, customers, and constituents. We recruit and hire employees who drive to meet and surpass our annual and long-term corporate goals and build long-term value for our stockholders. The compensation committee believes compensation incentives should promote the success of our company and motivate our executive officers to pursue and exceed our corporate objectives.

The compensation committee’s philosophy is that an appropriate portion of an executive’s compensation should be performance-based to encourage and foster a culture where individual performance is aligned with corporate objectives. The compensation committee believes by promoting a pay-for-performance philosophy it will enable the company to align its executives’ interests with those of our valued stockholders. Our compensation programs combine short- and long-term components, cash and equity, and fixed and contingent performance-based payments in the amounts and proportions aimed to create incentives and reward our executive officers for achieving and surpassing our corporate objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

26.

At the 2012 annual meeting, we presented stockholders with a non-binding vote on our executive compensation as described in the 2012 proxy statement, as “say-on-pay”. Of the total votes cast, 99% were in favor of our executive compensation. The compensation committee reviewed the results of the vote and concluded that the shareholders endorsed the compensation committee’s compensation philosophy. Taking into consideration the say-on-pay vote, the compensation committee took no action to change compensation philosophy and practices used with respect to 2011 compensation, and in 2012 applied the same compensation principles.

Summary of Compensation Program

The overall objective of our compensation program is to motivate our executives to meet and exceed our corporate goals and build stockholder value. Therefore, the elements of our compensation program are focused on providing our executives with both annual and long-term performance incentives. The elements include:

•	Base salary;

•	Annual performance-based cash incentive (bonus) awards; and

•	Stock-based incentive awards.

We also provide our executives with the same benefits we provide generally to our employees, including long-term disability insurance, life and accidental death and dismemberment insurance, and other insurance benefits.

In determining the amounts of each of these compensation elements, the compensation committee considers the following objectives:

•

An appropriate portion of executive compensation should be performance-based. We believe that a meaningful portion of executive compensation should be directly tied to the performance of our company as a whole. Consistent with this objective, we adopted a 2012 Corporate Bonus Plan to reward achievement of our corporate goals.

•

Stock-based incentive awards should comprise a significant portion of executive compensation. We believe a meaningful portion of executive compensation should be tied to the long-term performance of the organization with a focus on building long-term stockholder value. By granting executives stock option and restricted stock unit awards, we directly incentivize our executives to build stockholder value. To assure the long-term focus on stockholder value as well as to retain our executives responsible for achieving this objective, our stock option and restricted stock unit awards typically have a four-year vesting schedule.

•

Our executive compensation should be competitive and fair. Executive talent is important to our organization, and there is significant competition for top talent in the medical technology industry. To attract and retain talented executives, our compensation programs should be competitive when compared to our peers and fair with respect to internal and external considerations.

Compensation Process

Our compensation committee is responsible for establishing our compensation philosophy and ultimately determining the compensation levels for our named executive officers, including base salaries, cash bonus awards, and stock-based incentive awards. The compensation committee is also responsible for approving the corporate goals for purposes of determining annual cash incentive awards. To assist the compensation committee, our Chief Executive Officer collaborates with our Chief Financial Officer and Human Resources and together sets forth recommended base salaries, stock-based incentive awards, corporate goals for the fiscal year, and individual performance goals for each named executive officer (other than with respect to his own compensation). The compensation committee in its sole discretion determines whether to adopt the Chief Executive Officer’s recommendations. No named executive officer may be present at the time his or her compensation is being discussed or determined by the compensation committee.

27.

In light of considerable management changes in 2012, our compensation committee worked with Compensia, a national compensation consulting firm, which provided executive compensation advisory services, which included the following:

•	an assessment of executives’ base salaries, cash incentives and equity compensation levels, and plan structures;

•	a review of market practice with respect to executive severance and change in control arrangements;

•	providing market data and compensation trends specific to our peer group to design compensation plans; and

•	a review of director compensation market practices and compensation trends among public medical technology companies.

As described below, based upon Compensia’s market findings, base salaries were adjusted in late 2012 to remain competitive with that of peer companies. In addition to the adjustments to retain our then-current executive officers, market data was also provided to assist with future negotiation and recruitment of executive officers.

Determination of Executive Compensation

In setting the compensation for our named executive officers, our compensation committee places significant emphasis on the recommendations of our Chief Executive Officer for all named executive officers, except with respect to the compensation of the Chief Executive Officer. Our compensation committee also considers market data, our overall performance during the prior fiscal year relative to our financial goals and the executive’s individual contributions during the prior fiscal years toward the achievement of our corporate goals. Considering the significant executive management changes in 2012, our compensation committee determined compensation for newly hired executive officers based on the following (not mentioned in any specific order): (1) significance of the position relative to our business needs and objectives; (2) competitive market data of our peer companies; (3) industry experience; (4) experience and expertise; and (5) arms-length negotiations between the company and the executive officer in connection with the executive officer becoming employed by us.

Components of Executive Compensation

As indicated above, our executives are compensated through a combination of annual and long-term incentives designed to motivate them to help us achieve our key corporate goals and build value for our stockholders.

Base Salary

Our compensation committee is responsible for setting our executive base salaries based on input from the Chief Executive Officer (except with respect to the compensation of the Chief Executive Officer). The compensation committee sets the base salary for our executive compensation including salary annually and adjustments are made to reflect performance-based factors including competitive conditions.

In the second half of 2011 and in connection with our initial public offering, the compensation committee engaged Compensia to conduct a compensation analysis of our peer group. As a result, the compensation committee determined that the base salaries were generally lower than the base salaries of our peer group, and selected a conservative 25th percentile of our peers in effort to continue to conserve cash to support our commercialization plans. No changes were made to this approach at the start of 2012. In connection with our one year anniversary as a public company and the new structure of our executive staff, the compensation committee believed it was necessary to ensure that our current, newly-hired and expected future executive officers’ compensation was competitively reasonable and appropriate for our business needs and circumstances. With the

28.

assistance of Compensia, in late 2012, our compensation committee conducted a competitive market analysis of base salaries to establish reference points that we used to compare our current and newly hired named executives’ 2012 base salaries to those provided by peer companies.

Our compensation committee selected our peer companies, taking into account Compensia’s market findings, as a representative industry group most similar to ZELTIQ based on revenues and revenue growth, industry segment, products and business model and U.S. location.

The peer company criteria for 2012 was based on the same characteristics for 2011; however, the peer companies have changed in 2012 from 2011 because several companies in our 2011 peer group no longer met the criteria in late 2012. The peer group established in late 2012 was as follows, with companies that were not in the 2011 peer group marked with an asterisk “*”:

Abaxis, Inc. Alphatec Holdings, Inc. Atricure, Inc. Atrion Corp. BIOLASE Technology*	Cardiovascular Systems, Inc. Cutera* Cynosure* DexCom, Inc. Harvard Bioscience, Inc.	Kensey Nash* Palomar Medical Technologies* PhotoMedex* Solta Medical* Vascular Solutions

As a result of this analysis, our compensation committee determined that base salaries of our named executive officers (with the exception of our President and Chief Executive Officer and Chief Financial Officer) were generally below the median percentile of that of the peer group. The compensation committee took into consideration that it had previously taken a conservative approach to executives’ base salaries in mid 2011. The compensation committee also considered many other factors in the process of determining compensation levels for each named executive officer, including:

•	the compensation committee’s belief that our compensation amounts should be internally fair and equitable relative to roles, responsibilities, and relationships among our named executive officers;

•	prior compensation or amounts realized or realizable from equity compensation by named executive officers; and

•	the evaluations and recommendations of our Chief Executive Officer (other than with respect to his own compensation).

We do not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is our compensation committee’s judgment of these factors, along with competitive data, that form the basis for determining named executives’ base salaries.

The compensation committee approved the base salary adjustments as summarized in the table below:

Name	Base Salary as of November 15, 2012 ($)	Base Salary after Adjustment ($)(3)
Mark J. Foley(1)	500,000	N/A
Patrick F. Williams(2)	310,000	N/A
Sergio Garcia	260,000	310,000
Kristine N. Tatsutani, Ph.D.	260,000	280,000
Carl Lamm	210,000	225,000

(1)	Mr. Foley joined ZELTIQ as an employee in August 2012.

(2)	Mr. Williams joined ZELTIQ in November 2012.

(3)	The base salary adjustments are at an average of the 50th percentile of our peer group.

29.

Performance-Based Cash Incentive Awards

Our compensation committee is responsible for administration of our 2012 Corporate Bonus Plan, or the Bonus Plan, which provides for annual cash incentive awards. All named executive officers hired prior to October 1, 2012, were eligible to participate in the Bonus Plan. The Bonus Plan was designed to align our named executive officers’ efforts with our corporate goals and our compensation committee’s pay for performance philosophy. Each named executive officer had a target bonus ranging from 30% to 75% of his or her base salary.

There are no guaranteed bonuses under the Bonus Plan. The company must achieve corporate goals and objectives, at specified levels, in order for any bonus payouts to occur. In 2012 executive management presented to the compensation committee a proposal of its corporate goals and objectives which management believed to be vital to the growth and success of the company and the final Bonus Plan, adopted in April 2012, included the following company-wide performance objectives: revenue targets, including procedure fees as a percentage of revenue; net loss targets; sales targets; product development milestones; and clinical research milestones.

Each of the company-wide performance objectives included in the Bonus Plan, as amended, was weighted and specified levels of achievement for the revenue targets were required in order for any bonus payouts to occur. If the minimum revenue and procedure fees as a percentage of revenue were not achieved the bonus would not be funded. The other objectives of the Bonus Plan were binary and even though they may have been achieved each would not be factored into the bonus payout unless the minimum revenue and procedure fees as a percentage of revenue were met.

As adopted in April 2012, our named executive officers were eligible for bonus payouts ranging from (i) 75% of their target bonus if we achieved (a) total revenue of at least $93 million and (b) procedure fees as a percentage of total revenue of at least 42% in 2012 to (ii) up to 150% of their target bonus if we achieved (a) total revenue of at least $96 million and (b) procedure fees as a percentage of total revenue of at least 44% in 2012. The Bonus Plan was revised in August 2012, to reduce revenue targets, in light of the significant management changes that took place in 2012 and the increase in operating expenses. As amended in August 2012, our named executive officers were eligible for bonus payouts ranging from (i) 50% of their target bonus if we achieved total revenue of $88 million in 2012 to (ii) up to 125% of their target bonus if we achieved total revenue over $92 million in 2012.

No bonus payout under the Bonus Plan was awarded to our named executive officers based on ZELTIQ not achieving the as-amended minimum revenue targets.

Stock-Based Incentive Awards

In addition to our performance-based cash incentive awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards are a blend of options to purchase shares of our common stock and restricted stock units (“RSUs”). Because the compensation committee recognizes the value of equity grants, in 2012 it introduced RSUs as an additional incentive which enables the company to continue to attract, retain experienced and skilled industry leaders, and maintain competitive position.

Our Chief Executive Officer recommends to our compensation committee the specific number of shares to be subject to each award granted to each named executive officer (with the exception of his own stock-based grants). The actual number of shares granted to the named executive officers is determined by the compensation committee based on the compensation committee’s subjective assessment of ZELTIQ’s performance, the named executive officers’ total compensation, the individual officer’s level of duties and responsibility, demand in the labor market, and market data including competitive analysis provided by Compensia, as well as the dilutive effects of equity grants. Each named executive officer with the same level of duties and responsibilities generally receives the same number of award grants and named executive officers with additional responsibilities and duties receive larger grants of equity awards. Generally, our executive officers receive these grants at the time of their initial hire, following promotion and, if approved by the compensation committee, on an annual basis.

30.

The determination of the specific number of shares to be subject to each grant to our Chief Executive Officer is made by the Board of Directors following discussion with the chairman of the compensation committee.

All equity based incentive awards to employees, including our named executive officers, are granted at pre-determined meeting dates of the compensation committee. Awards to current employees who are promoted or to new employees are granted on the date of promotion or hire. Our compensation committee does not time the granting of equity awards based on whether the company is in possession of material non-public information. The exercise price of any option grant will be determined by reference to the fair market value listed of such shares, which our Equity Incentive Plan defines as the closing price of our common stock on the date of grant. The fair market value for each RSU shall be determined as the closing price listed on the NASDAQ upon the vesting date of such RSU grant.

Equity incentives are generally granted on a time-based vesting schedule, with the exception of options to purchase shares of our common stock to our executive officers that vest upon a change in control (further information may be found under “Employment Arrangements”) and certain grants to Mr. Foley which vest upon the achievement of performance standards. Most new hire option grants, including those for our named executive officers’, generally vest over a four-year period with 25% vesting at or before the first anniversary of the grant date and the remainder vesting in equal monthly installments over the subsequent three years of employment. Annual option grants generally vest in accordance with the same vesting schedule as the initial grants over a four-year period. RSU grants generally vest over four years with one-fourth of the RSUs vesting at the end of twelve months, and each remaining one-fourth vesting annually at the end of twenty-four months, thirty-six months, and forty-eight months, respectively.

In January 2012, Compensia was engaged to provide a detailed analysis of stock compensation for each level based upon bench-marketing with our peer group and, in February 2012, the compensation committee determined to offer stock options and restricted stock units to our named executive officers based on that analysis and a desire to maintain compensation at the 25th percentile of our peer group. See “2012 Grants of Plan Based Awards” for additional information. The compensation committee determined the structure and size of the grants to Mr. Foley, which vest upon the achievement of predetermined weighted average stock prices of the company’s common stock, with the recommendation of Compensia, and with the objective of ensuring that these grants align to create stockholder value and company growth. See “2012 Grants of Plan Based Awards” for additional information.

In November 2012, to remain competitive with our peer group, the compensation committee approved the offering of stock options and RSUs to the named executive officers excluding the President and Chief Executive Officer and the Chief Financial Officer. See “2012 Grants of Plan Based Awards” for additional information.

Other Benefits

To attract, retain, and offer market levels of compensation to our executives, we provide the following benefits:

•	Health insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•

Health Reimbursement Account/Flexible Spending Account. Pursuant to the plan restrictions all eligible executives have the same opportunity to participate in these plans consistent with all of our eligible employees.

•	Disability insurance. We provide each of our executives with the same long-term disability insurance we provide to all eligible employees.

•	Life insurance. We provide each of our executives with the same life insurance we provide to all eligible employees at 1x salary.

31.

•

401(k) retirement plan. All executives are eligible to participate in the same 401(k) Profit Sharing Plan and Trust that is available to all eligible employees. Pursuant to our 401(k) plan, we made matching contributions for each of our named executive officers in an amount equal to $1.00 for every $1.00 contributed by an employee up to 3% of earnings and $0.50 for every $1.00 contributed by an employee between 3% and 5% of earnings to a maximum matching contribution of 4% of earnings.

•	Employee Stock Purchase Plan. All executives are eligible to participate in the same plan that is available to all eligible employees.

•	Personal Time-Off (“PTO”). We provide each of our executives with the same PTO accrual that is available to all eligible employees.

•	Nonqualified deferred compensation. We do not currently provide any nonqualified deferred contribution or other deferred compensation plans to any employees.

•

Perquisites. We have limited the perquisites made available to our executive officers. In the event of relocation upon acceptance of a position with ZELTIQ, we have provided relocation assistance to include actual moving expenses and limited assistance with the sale of a residence. Relocation assistance has been provided to other employees in the organization. A formal relocation plan has not been developed. If necessary, we may develop a formal relocation plan to aid us in attracting and retaining key employees.

Post-Employment Compensation

Certain employment arrangements that we extended to our named executive officers provide for protections in the event of their termination of employment under specified circumstances, or following a change in control. We believe that these protections are necessary to induce these individuals to forego other opportunities or leave their current employment for a position in a new and unfamiliar organization. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company. For a summary of the material terms and conditions of these severance and change in control arrangements, for further details please review section entitled “Employment Arrangements.”

Accounting and Tax Considerations

Internal Revenue Code, or the Code, Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other of our most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change in control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change in control severance arrangements described above in a manner to avoid the application of Section 409A.

32.

2012 Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the year ended December 31, 2012. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary		Stock Awards(1)	Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation(2)		Total

							(in dollars)
Mark Foley(4)	2012		$185,897	4,421,684	4,078,921	(6)(8)	—		243,735	(3)		$8,930,237
President and Chief Executive Officer
Patrick Williams(5)	2012		$37,756	361,860	346,500		25,000	(13)	59			$771,175
Chief Financial Officer, Senior Vice President
Kristine Tatsutani	2012		$262,500	194,420	157,462		—		12,191			$626,573
Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality	2011		$163,333	1,143,014	40,521		40,521		6,700			$1,394,089
Sergio Garcia(7)	2012		$215,660	581,500	134,718		—		31,670			$963,548
Senior Vice President, General Counsel and Corporate Secretary
Carl Lamm	2012		$219,086	122,446	172,334		—		5,031			$518,897
Vice President, Operations
Gordon E. Nye(9)	2012		$151,603	204,519	370,498		—		448,524			$1,175,144
Former President and Chief Executive Officer	2011 2010	$ $	425,000 325,000	— —	295,000 738,744		190,625 130,000		82,420 40,041		$ $	993,045 1,233,785
Joshua Brumm(10)	2012		$157,667	86,920	157,461		50,000	(14)	40,038			$492,086
Former Senior Vice President and Chief Financial Officer
Steve Atkinson(11)	2012		$191,949	102,254	185,249		—		202,432			$681,884
Former Senior Vice President, International Sales	2011		$138,495	858,644	54,031		—		10,784			$1,061,954
Rick Poinsett(12)	2012		$200,000	86,920	157,462		—		239,068			$683,450
Former Senior Vice President of Operations and Research and Development

(1)

As required by SEC rules, amounts shown present the aggregate grant date fair value calculated using the same valuation methodology the company uses for financial reporting purposes in accordance with ASC 718. As a result, these amounts do not reflect the amount of compensation actually received by the

33.

named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under ASC 718, see Note 10 of the company’s financial statements in the company’s Form 10-K for the year ended December 31, 2012 and 2011.

(2)	For 2012, includes (i) matching contributions to our 401(k) plan; (ii) life insurance and (iii) the value of perquisites, including car allowance, medical expenses, severance/PTO/COBRA and consultancy fees. An additional table detailing the individual components of the total amount is set forth below.

(3)	In addition to items discussed in Note (2) of this table, amount includes $19,402 earned by Mr. Foley for services rendered as a Board Member and $216,650 in consulting fees earned prior to becoming our Chief Executive Officer.

(4)	Mr. Foley served on our Board beginning in 2009. In April 2012, Mr. Foley served as our Interim President and Chief Executive Officer and worked in that capacity until he became a regular, full-time Officer of the company effective August 2012.

(5)	Mr. Williams joined the company as Chief Financial Officer and Senior Vice President effective November 2012.

(6)	Includes $25,426 of value related to options granted for Mr. Foley’s service on the Board.

(7)	Mr. Garcia joined the company as Senior Vice President, General Counsel and Corporate Secretary effective March 2012.

(8)	Includes the fair value associated with the probable outcome associated with Mr. Foley’s grant of 572,435 options and 286,215 RSUs that are binary for achievement purposes as the company’s stock price will either meet the vesting per share price threshold or it will not. Mr. Foley, as long as he continues to be a service provider, will have up to 10 years to achieve the per share vesting prices.

(9)	Mr. Nye resigned from his position with us effective April 2012.

(10)	Mr. Brumm resigned from his position with us effective August 2012.

(11)	Mr. Atkinson’s employment ended November 2012.

(12)	Mr. Poinsett’s employment ended October 2012.

(13)	Mr. Williams received a sign-on bonus upon his employment with ZELTIQ. In the event his employment terminates within the first twelve months of employment (voluntary or involuntary for cause) Mr. Williams is required to repay the bonus in full within thirty (30) days of termination.

(14)	Mr. Brumm received a discretionary bonus in July 2012.

Supplemental information detailing perquisites disclosed in aggregate in the Summary Compensation Table:

Name	Retirement Plan Contributions ($)	Life Insurance ($)	Car Allowance ($)	Medical Reimbursement ($)	Severance/ PTO/COBRA ($)		Attorney Fees ($)	Cash Consulta ncy Fees ($)		Outside Director Cash Compensation ($)
Mr. Foley	7,436	247	—	—	—		—	216,650	(1)	19,402
Mr. Williams	—	59	—	—	—		—	—		—
Dr. Tatsutani	11,621	570	—	—	—		—	—		—
Mr. Garcia	1,176	494	—	—	—		—	30,000	(2)	—
Mr. Lamm	4,575	456	—	—	—		—	—		—
Mr. Nye	10,184	247	—	19,498	413,595	(3)	5,000	—		—
Mr. Brumm	5,996	342	8,700	—	25,000	(4)	—	—		—
Mr. Atkinson	9,296	—	14,860	—	176,363	(5)	1,913	—		—
Mr. Poinsett	9,353	477	—	—	229,238	(6)	—	—		—

34.

(1)	ZELTIQ entered into a Consulting Agreement, dated April 19, 2012, with Mr. Foley. From April 19 through August 22, 2012, Mr. Foley acted as ZELTIQ’s Interim President and CEO. At that time Mr. Foley had limited authority.

(2)	ZELTIQ entered into a Consulting Agreement, dated February 9, 2012, with Mr. Garcia. Mr. Garcia provided one (1) month of consulting services prior to his start date, March 19, 2012.

(3)	The amounts reported in the “Severance/PTO/COBRA” column for Mr. Nye reflect amounts paid through December 31, 2012.

(4)	The amounts reported in the “Severance/PTO/COBRA” column for Mr. Brumm reflect amounts paid for PTO accrued and unused during his employment with us.

(5)	The amounts reported in the “Severance/PTO/COBRA” column for Mr. Atkinson reflect amounts paid through December 31, 2012. These amounts were paid in pounds but have been converted to dollars for this purpose.

(6)	The amounts reported in the “Severance/PTO/COBRA” column for Mr. Poinsett reflect amounts paid through December 31, 2012.

35.

2012 Grants of Plan Based Awards

The following table provides information regarding grants of plan based awards to each of the named executive officers during the year ended December 31, 2012. Generally, 25% of the shares subject to options vest at or before the first anniversary of the grant date and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Restricted Stock Units vest annually over a period of four years, unless otherwise indicated. Options expire ten years from the date of grant.

Name	Grant Date	Estimated Future Payouts under Non equity Incentive Plan Awards (2) Expressed in Dollars			Estimated Future Payouts under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price per share of Option Awards on Grant Date (3)	Grant Date Fair Value of Stock and Option Awards(4)

		Threshold	Target	Maximum	Expressed in number of shares			Expressed in Dollars
Mark Foley		$187,500	$375,000	$468,750
	4/27/2012					128,351			$818,879
	4/27/2012						128,352	$6.38	$431,507
	6/14/2012						9,536	$5.06	$25,426
	8/23/2012				286,215				$1,096,203
	8/23/2012					429,333			$2,163,838
	8/23/2012				572,435			$5.04	$1,709,291
	8/23/2012						858,667	$5.04	$2,255,461
Patrick Williams(5)		$69,750	$139,500	$174,375
	11/19/2012					75,000			$188,000
	11/19/2012						150,000	$4.62	$37,600
Kristine Tatsutani		$63,000	$126,000	$157,500
	2/17/2012					7,692			$86,920
	2/17/2012						26,316	$11.30	$157,462
	11/15/2012					25,000			$107,500
Sergio Garcia		$69,750	$139,500	$174,375
	4/13/2012					100,000			$581,500
	11/15/2012						60,000	$4.30	$134,718
Carl Lamm		$33,750	$67,500	$84,375
	2/17/2012					5,128			$57,946
	2/17/2012						17,544	$11.30	$104,975
	11/15/2012					15,000			$64,500
	11/15/2012						30,000	$4.30	$67,359
Gordon Nye(6)		$—	$—	$—
	2/17/2012					18,099			$204,519
	2/17/2012						61,920	$11.30	$370,498
Joshua Brumm(6)		$—	$—	$—
	2/17/2012					7,692			$86,920
	2/17/2012						26,316	$11.30	$157,462
Steve Atkinson(7)		$62,906	$125,812	$188,718
	2/17/2012					9,049			$102,254
	2/17/2012						30,960	$11.30	$185,249
Rick Poinsett(7)		$58,500	$117,000	$175,500
	2/17/2012					7,692			$86,920
	2/17/2012						26,316	$11.30	$157,462

(1)	The Board of Directors during their meeting on August 23, 2012 approved the vesting of the equity instruments for Mark Foley based on our stock price achieving certain dollar values. The vesting for Mr. Foley’s nonqualified stock option to purchase 572,435 shares of the company’s Common Stock and RSU for 286,215 shares of the company’s Common Stock is based on the weighted average stock price of the company’s Common Stock. For each 90-day period that the weighted average stock price is (i) $10 or more, (ii) $15 or more, (iii) $20 or more, (iii) $25 or more and (iv) $30 or more, 20% of the shares subject to each of these awards shall vest. The shares shall vest on the first date that the weighted average stock price during the immediately preceding 90-day period exceeds such target. These instruments will either be achieved or not achieved. There was no threshold, target, or maximum amounts associated with these instruments.

(2)	Pursuant to the 2012 bonus plan, no payouts were made as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The maximum dollar value above is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded.

36.

(3)	The exercise or base price for all stock and option awards is equal to the closing market price per share of the company’s Common Stock on the date of grant.

(4)	Values expressed were determined in accordance with ASC 718 utilizing the assumptions discussed in Note 10, “Stock Based Compensation,” in the notes to consolidated financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	Mr. Williams was not eligible to participate in the 2012 bonus plan based on his hire date.

(6)	Employment was terminated before the 2012 incentive bonus program was established.

(7)	Bonus amounts are based on a full year salary and not prorated based on termination dates.

37.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding option and stock awards held by our named executive officers at December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
		(expressed as number of shares)					(number of shares)			(number of shares)
Mark Foley	09/10/2009	123,786	—	(4)	$1.95	9/10/2019
	09/10/2009	31,719	5,416	(5)	$1.95	9/10/2019
	07/27/2010	19,311	12,652	(5)	$1.25	7/27/2020
	04/27/2012	128,352	—	(4)	$6.38	4/27/2022
	06/14/2012		9,536	(5)	$5.06	6/14/2022
	08/23/2012		858,667	(5)	$5.04	8/23/2022
	08/23/2012			(2)	$5.04	8/23/2022				572,435	(3)	—
	04/27/2012						—
	08/23/2012						429,333	(5)	1,987,812
	08/23/2012									286,215	(2)	1,325,175

Total		303,168	886,271				429,333		$1,987,812	858,650		$1,325,175

Patrick Williams	11/19/2012		150,000	(5)	$4.62	11/19/2022
	11/19/2012						75,000	(6)	347,250

Total		—	150,000				75,000		$347,250	—		$—

Kristine Tatsutani	02/17/2012	5,483	20,833	(4)	$11.30	2/17/2022
	07/27/2011	—	2,721	(5)	$10.20	7/27/2021
	07/27/2011	4,824	6,078	(5)	$10.20	7/27/2021
	05/18/2011	49,496	68,200	(5)	$2.83	5/18/2021
	05/18/2011	18,540	—	(5)	$2.83	5/18/2021
	11/15/2012						25,000	(6)	115,750
	02/17/2012						7,692	(6)	35,614

Total		78,343	97,832				32,692		$151,364	—		$—

Sergio Garcia	11/15/2012	—	60,000	(5)	$4.30	11/15/2022
	04/13/2012						100,000	(6)	463,000

Total		—	60,000				100,000		$463,000	—		$—

Carl Lamm	05/22/2008	17,710	—	(5)	$2.42	5/22/2018
	07/27/2010	13,993	9,167	(5)	$1.25	7/27/2020
	11/30/2010	7,095	6,528	(5)	$1.43	11/30/2020
	07/27/2011	9,331	16,531	(5)	$10.20	7/27/2021
	07/27/2011	1,385	—	(5)	$10.20	7/27/2021
	02/17/2012	3,655	13,889	(4)	$11.30	2/17/2022
	11/15/2012	—	30,000	(5)	$4.30	11/15/2022
	02/17/2012						5,128	(6)	23,743
	11/15/2012						15,000	(6)	69,450

Total		53,169	76,115				20,128		$93,193	—		$—

38.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
		(expressed as number of shares)				(number of shares)		(number of shares)
Gordon Nye	7/27/2010	95,000	—	$1.25	7/18/2013
	2/17/2012	7,740	—	$11.30	7/18/2013

Total		102,740	—			—	$—	—	$—

Steve Atkinson	02/17/2012	5,160	—	$11.30	2/16/2022
	07/27/2011	46,831	—	$10.20	7/26/2021

Total		51,991	—			—	$—	—	$—

(1)	The market value was calculated based on the closing market price per share of the company’s Common Stock on the last trading day of 2012, $4.63 per share.

(2)	The number of performance units disclosed is based on achievement of certain per share prices being achieved for the company’s stock. In order for the instruments to vest the prices of $10, $15, $20, $25 and $30 need to be achieved for each of the five tranches to vest.

(3)	This instrument as of December 31, 2012 is underwater and as such has no pay out value.

(4)	The options vest monthly over 48 months beginning on the grant date.

(5)	The shares vest 25% after the first year from the date of grant, and the remaining shares vest monthly over the remaining 36 month period.

(6)	The shares vest 25% per year beginning one year from the date of grant.

Options Exercised and Stock Vested

The following table shows options and stock awards vested and exercised during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mark Foley	—	$—	128,351	$724,969
Patrick Williams	—	$—	—	$—
Dr. Kristine Tatsutani	—	$—	—	$—
Sergio Garcia	—	$—	—	$—
Carl Lamm	—	$—	719	$4,641
Joshua Brumm	30,651	$127,116	—	$—
Gordon E. Nye	991,433	$3,432,278	—	$—
Steve Atkinson	—	$—	—	$—
Rick Poinsett	—	$—	—	$—

(1)	The value realized by the Named Executive Officer was calculated based on the difference between the closing market price per share of the company’s Common Stock on the date of exercise and the applicable exercise price.

39.

Potential Payments upon Termination or Change in Control

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by us without cause, as if each executive’s employment terminated as of December 31, 2012. See “Employment Arrangements” for additional information.

Name	Base Salary ($)	Health ($)	Option Vesting ($)	Total ($)
Mr. Foley(1)	500,000	—	1,104,180	1,604,180
Mr. Williams	—	—	87,219	87,219
Dr. Tatsutani(1)	140,000	9,485	138,749	288,234
Mr. Garcia	—	—	—	—
Mr. Lamm	—	—	—	—
Mr. Nye(2)	—	—	—	—
Mr. Brumm(3)	—	—	—	—
Mr. Atkinson(4)	—	—	—	—
Mr. Poinsett(5)	—	—	—	—

(1)	Additional information regarding Dr. Tatsutani and Mr. Foley’s severance arrangements are provided under the section entitled “Employment Arrangements.”

(2)	Mr. Nye’s employment ended on April 18, 2012. Details of his severance payment are provided under the 2012 Summary Compensation table above.

(3)	Mr. Brumm resigned on August 8, 2012.

(4)	Mr. Atkinson’s employment ended on November 9, 2012. Details of his severance payment are provided under the “2012 Summary Compensation” table above.

(5)	Mr. Poinsett’s employment ended on October 5, 2012. Details of his severance payment are provided under the “2012 Summary Compensation” table above.

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by the executive for good reason within one year following a change in control, as if such change in control occurred as of December 31, 2012. See “Employment Arrangements” for additional information.

Name	Base Salary ($)	Health ($)	Option Vesting ($)	Other(3) ($)	Total ($)
Mr. Foley(1)	500,000	—	1,104,180	375,000	1,979,180
Mr. Williams(1)	310,000	18,970	87,219	—	416,189
Dr. Tatsutani(1)	280,000	18,970	138,749	—	437,719
Mr. Garcia(1)	310,000	19,728	468,363	—	798,091
Mr. Lamm	—	—	—	—	—
Mr. Nye(2)	—	—	—	—	—
Mr. Brumm(2)	—	—	—	—	—
Mr. Atkinson(2)	—	—	—	—	—
Mr. Poinsett(2)	—	—	—	—	—

(1)	Additional information regarding Messrs. Foley, Williams, Garcia and Dr. Tatsutani’s severance arrangements are provided under the “Employment Arrangements.”

(2)	Messrs. Nye, Brumm, Atkinson and Poinsett’s employment ended prior to December 31, 2012, and therefore they were not entitled to any potential payments or benefits.

(3)	Annual Target Bonus.

40.

Indemnification Agreements

We have entered into indemnification agreements with our named executive officers and directors which obligate us to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding, arising by reason of services provided as a director, officer, employee or agent of the company. To cover these possible expenses, ZELTIQ purchases and maintains D&O insurance on behalf of each executive officer and director.

Employment Arrangements

All of our named executive officers have entered into agreements with us which contain provisions relating to our confidential information and the assignment of inventions. None of our named executive officers are employed for a certain term, and employment with us is “at-will” and subject to termination at any time by either party for any reason, with or without cause. We entered into employment offer letters with each of our named executive officers, and change in control and severance arrangements with the following executive officers, upon their date of hire: Messrs. Mark Foley, Patrick Williams and Sergio Garcia. With respect to Ms. Tatsutani the Board of Directors approved a modification to her employment offer letter on November 15, 2012, whereby the Board extended a change in control provision in addition to her already agreed to six (6) month severance upon termination of employment without cause.

Employment Offer Letter Agreement with Mark Foley, President and Chief Executive Officer

On August 23, 2012, we entered into an employment offer letter with Mr. Foley, which consists of the following (i) an annual base salary of $500,000; (ii) a target bonus of 75% of his base salary; (iii) relocation assistance of $50,000 at the time of relocation; (iv) commuting expenses of up to $4,000 a month for a period of 12 months; (v) equity grants as listed above “2012 Grants of Plan Based Awards”; and (vi) a change in control and severance provision. Pursuant to the terms of the agreement with Mr. Foley, in the event that Mr. Foley’s employment is terminated without cause outside of a change in control and Mr. Foley executes a release in favor of ZELTIQ, he will be entitled to receive his then-current base salary and employee benefits for one year, to receive pro-rated bonus benefits after termination and to one year accelerated vesting of his option grants and RSUs listed above under the “2012 Grants Plan Based Awards”. In addition, in the event Mr. Foley is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Foley executes a release in favor of ZELTIQ, he will be entitled to receive his then-current base salary and employee benefits for one year, to receive full-year bonus benefits after termination and to one year accelerated vesting of his option grants and RSUs listed above under the “2012 Grants Plan Based Awards”.

Employment Offer Letter Agreement with Patrick Williams, Chief Financial Officer

We entered into an employment offer letter with Mr. Williams dated November 13, 2012, which consists of the following (i) an annual base salary of $310,000 (ii) a target bonus of 45% of his base salary; (iii) a sign-on bonus of $25,000; (iv) relocation assistance of up to $25,000 at time of relocation; (v) equity grants as listed above under the “2012 Grants Plan Based Awards”; and (vi) a change in control and severance provision. Pursuant to the terms of the agreement with Mr. Williams, in the event that Mr. Williams’ employment is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Williams executes a release in favor of ZELTIQ, he will be entitled to receive his then-current base salary and employee benefits for one year and one year accelerated vesting of his option grants and RSUs listed above under the “2012 Grants Plan Based Awards”.

Employment Offer Letter Agreement with Sergio Garcia, Senior Vice President, General Counsel and Corporate Secretary

On February 9, 2012, we entered into an employment offer letter with Mr. Garcia, which consists of the following (i) an annual base salary of $260,000; (ii) a target bonus of 45% of his base salary; (iii) equity grant

41.

listed above under the “2012 Grants Plan Based Awards”; and (iv) a change in control severance provision. On November 26, 2012, and on April 29, 2013 we amended the employment offer letter with Mr. Garcia, which amendments consisted of the following (i) an annual base salary of $310,000; (ii) an additional equity grant listed above under the “2012 Grant Plan Based Awards”; and (iii) a modification to Mr. Garcia’s change in control severance provision. Pursuant to the terms of the agreement, as amended with Mr. Garcia, in the event that Mr. Garcia’s employment is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Garcia executes a release in favor of ZELTIQ, he will be entitled to receive his then-current base salary and employee benefits for one year, and one year accelerated vesting of his option grants and RSUs listed above under the “2012 Grants Plan Based Awards”.

Employment Offer Letter Agreement with Kristine Tatsutani, Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality

On November 26, 2012, we entered into an amended employment offer letter with Dr. Tatsutani, which consisted of the following (i) base salary of $280,000; (ii) a target bonus of 45% of her base salary; (iii) equity grants as defined under the “2012 Grants Plan Based Awards; and (iv) a change in control and severance provision. Pursuant to the terms of the agreement, as amended with Dr. Tatsutani, in the event that Dr. Tatsutani’s employment is terminated without cause outside of a change in control, she will be entitled to receive her then-current base salary and employee benefits for six months. In addition, in the event Dr. Tatsutani is terminated without cause or she resigns for good reason, within one year after the consummation in a change in control, and Dr. Tatsutani executes a release in favor of ZELTIQ, she will be entitled to receive her then-current base salary and employee benefits for one year and one year accelerated vesting of her option grants and RSUs listed above under the “2012 Grants Plan Based Awards”.

Employment Offer Letter Agreement with Carl Lamm, Vice President of Operations

On November 26, 2012, we entered into an amended employment offer letter with Mr. Lamm, which consisted of the following (i) base salary of $225,000; (ii) a target bonus of 30% of his base salary; (iii) equity grants listed above under the “2012 Grants Plan Based Awards”.

Separation Agreement for Mr. Nye

On April 18, 2012, ZELTIQ and Mr. Nye entered into a separation agreement, pursuant to which Mr. Nye’s employment agreement ended. Under the terms of the separation agreement, ZELTIQ agreed to pay severance benefits, including fifteen (15) months of his then-current base salary and health insurance premiums for fifteen (15) months, in exchange for his release of claims in favor of ZELTIQ. ZELTIQ also agreed to accelerate vesting of Mr. Nye’s stock options and RSUs which would have vested had he remained employed through September 14, 2012.

Separation Agreement for Mr. Poinsett

On October 29, 2012, ZELTIQ and Mr. Poinsett entered into a separation agreement, pursuant to which Mr. Poinsett’s employment ended. Under the terms of the separation agreement, ZELTIQ agreed to pay severance benefits, including nine (9) months of his then-current base salary and health insurance premiums for nine (9) months, in exchange for his release of claims in favor of ZELTIQ. ZELTIQ also agreed to extend Mr. Poinsett’s stock option exercise period by nine (9) months.

Compromise Agreement for Mr. Atkinson

On October 26, 2012, ZELTIQ and Mr. Atkinson entered into a compromise agreement pursuant to which Mr. Atkinson’s employment agreement ended on November 9, 2012. Under the terms of the agreement, ZELTIQ agreed to pay severance benefits, including nine (9) months of his then-current base salary and health insurance premiums for six (6) months, in exchange for his release of claims in favor of ZELTIQ. ZELTIQ also agreed to extend Mr. Atkinson’s stock option exercise period by nine (9) months.

42.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in ZELTIQ’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee:

Andrew N. Schiff, M.D. (Chair) Jean M. George Mary Fisher

(1)

The preceding “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ZELTIQ specifically incorporates it by reference into such filing.

43.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Brazilian Distribution Agreement

We entered into a distribution agreement with ADVANCE Medical, Inc., or ADVANCE, dated March 18, 2011, and amended on February 27, 2012 and September 4, 2012, appointing ADVANCE as the exclusive distributor of CoolSculpting in Brazil and Mexico. ADVANCE is required to purchase a minimum quantity of our products each calendar quarter throughout the term of the distribution agreement. Venrock, a principal stockholder of ZELTIQ, owns a significant equity interest in ADVANCE Medical, Ltd., the parent company of ADVANCE. Dr. Bryan E. Roberts, who is a member of the Board, is also a partner of Venrock Associates. The revenue recognized by ZELTIQ under this distribution agreement for the year ended December 31, 2012, was $2.5 million and the accounts receivable balance as of December 31, 2013 was $0.1 million, respectively.

Policy for Approval of Related Party Transactions

Our audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our Board of Directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the audit committee has the authority to ratify a related party transaction at the next audit committee meeting. For purposes of our audit committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the chairman of the audit committee in respect of any transaction in which the expected amount is less than $250,000. No related party transaction may be entered into prior to the completion of these procedures.

The audit committee or its chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the audit committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the audit committee will be required to provide all material information concerning the related party transaction to the audit committee.

44.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We have determined based solely upon our review that no Form 5s were required to be filed and that there have been delinquent filings for certain named executive officers. Specifically, for the year ending 2012, Messrs. Nye, Brumm, O’Boyle, Jarvis, Heagy, West and Ms. Tatsutani each had one delinquent filing. Messrs. Atkinson, Garcia, Poinsett, Genau, and Sullivan each had two delinquent filings.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing our stock at two different brokerage firms, your household will receive two copies of the proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://www.proxyvote.com.

If you received a householded mailing this year and you would like to have separate copies of our proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the proxy materials that were sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

45.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly submitted before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Sergio Garcia Senior Vice President, General Counsel and Corporate Secretary

April 29, 2013

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Corporate Secretary, ZELTIQ Aesthetics, Inc., 4698 Willow Road, Suite 100, Pleasanton, CA 94588 (or toll-free at 866-658-4813) and may be accessed on our website at www.coolsculpting.com.

46.

ZELTIQ AESTHETICS INC. 4698 WILLOW ROAD PLEASANTON, CA 94588

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Andrew N. Schiff M.D. 02 Bryan E. Roberts Ph.D.
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	To ratify the appointment of the independent registered public accounting firm.						☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000179015_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

_ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _  _ _  _ _  _ _  _ _  _ _ _  _ _  _ _  _ _ _  _ _ _  _ _  _ _  _ _ _ _  _ _  _ _ _  _ _ _  _ _ _  _ _ _ _

ZELTIQ AESTHETICS INC.

Annual Meeting of Stockholders

June 19, 2013, 11:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick Williams and Sergio Garcia, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZELTIQ AESTHETICS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PT on June 19, 2013, at the Four Points Sheraton, 5115 Hopyard Road, Pleasanton, California, 94588, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

____________________________________________________________________________________________________

____________________________________________________________________________________________________

____________________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000179015_2    R1.0.0.51160